Exhibit 99.7

5 May 2022

The Board of Directors

VIYI Algorithm inc.

Dear Sirs,

RE:	Consent to the issue of the valuation report for VIYI Algorithm Inc. (the “Company”) in relation to goodwill impairment test on threeentities

We refer to the valuation report on the fair value of equity interest in the following three entities:

–	FE-DA Electronics Company Private Limited
–	Shanghai Guoyu Information Technology Co., Ltd.
–	Shenzhen Yitian Network Technology Co., Ltd.

in relation to the captioned matter. Unless otherwise specified, the terms used herein shall have the same meaning as those defined in the valuation report.

We hereby consent to the issue of the valuation report, with the inclusion therein of our name and our letter and summary of values in connection with our valuations of the target entities belonging to the Company, the text of which is set out in the relevant valuation reports and the references thereto and to our name in the form and context in which they are respectively included in the valuation reports.

We further confirm that as at the Latest Practicable Date, (i) we had no shareholding interests in the Company or any member of the Company, and did not have any right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for any securities in the Company or any member of the Company; (ii) we had no direct or indirect interest in any assets which had been, since 31 December 2020 (being the date to which the latest published audited consolidated financial statements of the Company were made up) acquired, disposed of by, or leased to any member of the Company; and (iii) had given and had not withdrawn our consent to the above.

We further consent to this letter and the above documents being made available for public inspection in the manner, location and timeframe as described in the valuation reports for goodwill impairment test.

Yours faithfully,

for and on behalf of

Asia-Pacific Consulting and Appraisal Limited

Jack W.J Li

MRICS CFA

Executive Director